Exhibit 3.1

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

VERU INC.

1. The name of the Corporation is Veru Inc.

2. The amendment adopted relates to Article V of the Amended and Restated Articles of Incorporation. The first portion of Article V is amended to read as follows:

ARTICLE V

The aggregate number of shares which the Corporation shall have the authority to issue is 313,015,000 shares consisting of:

(a) 308,000,000 shares designated as “Common Stock” with a par value of $0.01 per share;

(b) 5,000,000 shares designated as “Class A Preferred Stock” with a par value of $0.01 per share; and

(c) 15,000 shares designated as “Class B Preferred Stock” with a par value of $0.50 per share and the relative rights, preferences and privileges of each class shall be as follows:

The remainder of Article V, as previously amended, remains unchanged.

3. The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation, was approved and adopted by the Board of Directors of the Corporation on May 9, 2023 and the shareholders of the Corporation on July 24, 2023 in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

Dated this 24th day of July, 2023.

VERU INC.

BY	/s/ Mitchell S. Steiner
Mitchell S. Steiner, Chairman, President and Chief Executive Officer

This document was drafted by Christopher M. Hruska, Esq.

Please return this document to:

Tanya R. Braga, Paralegal

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 1700

Milwaukee, WI 53202

(414) 298-8354

tbraga@reinhartlaw.com

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